Contact:
Ken Mikalauskas, Vice President, Finance                      (215) 981-7541
Kelley Claypool, Manager, Investor Relations                  (215) 655-8016

FOR IMMEDIATE RELEASE

COMCAST COMPLETES ACQUISITION OF JONES INTERCABLE, INC.


Philadelphia, PA - March 2, 2000: Comcast Corporation (NASDAQ:CMCSK, CMCSA) announced today that it has completed the acquisition by merger of Jones Intercable, Inc. (NASDAQ: JOIN, JOINA), previously a publicly-traded controlled subsidiary of Comcast. Each former Jones shareholder will receive 1.4 shares of Comcast Class A Special Common Stock (CMCSK) for each share of Jones Intercable, Inc. (JOIN and JOINA). In the merger, Comcast issued approximately 58.9 million shares of its Class A Special Common Stock and acquired the 60.4% of the stock of Jones Intercable, Inc., that it did not previously own. As a result, Jones Intercable, Inc. has been merged with and into Comcast JOIN Holdings, Inc., a wholly-owned subsidiary of Comcast.

With the recent acquisition of Lenfest Communications, Inc. and other pending transactions, Comcast Cable will serve over 8.2 million customers. More than four million of these customers will be located in the Mid-Atlantic region, stretching from New Jersey to suburban Washington, D.C. Comcast views geographic consolidation of key markets as critically important to the company's future, enhancing its ability to offer expanded digital video and high-speed Internet access services to its customers and helping accelerate deployment of future services, such as residential and commercial telephone, through its networks.

Comcast Corporation (www.comcast.com) is principally involved in the development, management and operation of broadband cable networks and the provision of programming content through its consolidated subsidiaries including QVC, Comcast- Spectacor, Comcast SportsNet and E! Entertainment Television and through other programming investments.

Comcast's Class A Special Common Stock and Class A Common Stock are traded on the Nasdaq Stock Market under the symbols CMCSK and CMCSA, respectively.

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